EXHIBIT 10.27
PROMISSORY NOTE

$32,000,000.00                                                                                                Boston, Massachusetts
                                                                                                         February 12, 2010

1.Promise To Pay.

FOR VALUE RECEIVED, Peter J. Sonnabend and Boy A.J. van Riel, as Trustees of the Charterhouse of Cambridge Trust, under Declaration of Trust dated December 27, 1963 and recorded in the Middlesex (South) Registry of Deeds in Book 11160, Page 340, as amended by Amendment of Declaration of Trust dated July 8, 1966 and recorded in said Registry in Book 11160, Page 359, and Sonesta of Massachusetts, Incorporated, a Massachusetts corporation, both having an address c/o Sonesta International Hotels Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 (jointly and severally, “Borrower”), promises to pay to the order of RBS CITIZENS, NATIONAL ASSOCIATION, a national banking association, having an address at 28 State Street, Boston, Massachusetts 02109 (“Lender”; which term shall include any future owner and holder of this Note), the principal sum of THIRTY-TWO MILLION DOLLARS ($32,000,000.00), with interest thereon, or on the amount thereof from time to time outstanding, to be computed, as hereinafter provided, on each advance from the date of its disbursement until such principal sum shall be fully paid.  Interest and principal shall be payable in installments as set forth in Section 4 below.  The total principal sum, or the amount thereof outstanding, together with any accrued but unpaid interest, shall be due and payable in full on March 1, 2015 (“Maturity Date”), which term is further defined in, and is subject to acceleration in accordance with, the Loan Agreement pursuant to which this Note has been issued.

2.Loan Agreement.

This Note is issued pursuant to the terms, provisions and conditions of an agreement captioned “Term Loan Agreement” dated as of even date between Borrower and Lender (the “Loan Agreement”) and evidences the Loan made pursuant thereto.  Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

3.Interest Rates.

3.1.  Interest Provisions.  Interest on the outstanding principal amount of the Loan when classified as a:  (i) LIBOR Rate Loan shall accrue during each LIBOR Interest Period at a rate equal to the sum of the Adjusted LIBOR Rate for such Interest Period plus the LIBOR Rate Margin and shall be due and payable on each Interest Payment Date and on the Maturity Date, and (ii) Prime Rate Loan shall accrue during each Interest Period at a rate equal to the Prime Rate and be payable on each Interest Payment Date and on the Maturity Date.

3.2.  Funding of Loan.  On the Funding Date and on terms and subject to the conditions of this Note, the Loan shall be made available to the Borrower no later than 11:00 a.m. New York time by a deposit to the Account (or as otherwise instructed by the Borrower in writing) in the full principal amount of the Loan. Unless otherwise prohibited by this agreement, the Loan shall initially be classified as a LIBOR Rate Loan.  Except only for the Stub Period, as defined below, during the term of this Note, no portion of the Loan shall be a Prime Rate Loan, unless a LIBOR Rate Loan is unavailable.

4.Payment of Interest and Principal.

4.1.  Payment of Interest.  All accrued interest shall be payable in arrears on each applicable Interest Payment Date and at Maturity.  Each change in the Prime Rate shall simultaneously change the Prime Rate payable under this Note.

4.2.  Repayment of Loan; Automatic Rollover of LIBOR Rate Loan.  During the period(s) the Loan is classified as a LIBOR Rate Loan, it shall become payable in full on  each Interest Payment Date; provided, however, such Loan shall automatically be continued as a LIBOR Rate Loan with an equal Interest Period in an amount equal to the expiring LIBOR Rate Loan LESS the applicable Principal Repayment Amount, provided, further, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be so continued as a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. If any Default or Event of Default has occurred and is continuing (if the Lender does not otherwise elect to exercise any right to accelerate the Loan it is granted hereunder), the maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan, as aforesaid.  During the period(s) that the Loan is classified as a Prime Rate Loan, the Borrower shall make regular payments of principal in amounts equal to the applicable Principal Repayment Amount on each Interest Payment Date.  Notwithstanding the foregoing, the Loan shall mature and become payable in full upon Maturity.  Principal shall be repayable in the amount of the Principal Repayment Amount commencing June 1, 2010 and continuing on the first Business Day of each calendar quarter thereafter.  For the purposes of this Note, calendar quarters shall mean each three (3) calendar month period beginning on March 1, June 1, September 1 and December 1 of each year.

4.3.  Prepayment.  A Prime Rate Loan or any portion thereof may be prepaid in full or in part at any time upon fifteen (15) days' prior written notice to the holder of this Note without premium or penalty.  Prepayment of a Libor Rate Loan is subject to applicable provisions of Sections 4.10 and 4.11 hereof.  Any partial prepayment of principal shall first be applied to any installment of principal then due and then be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal payment when due.

4.4.  Maturity.  At Maturity all accrued interest, principal and other charges due with respect to the Loan shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall continue to bear interest at the Default Rate until so paid.

4.5.  Method of Payment; Date of Credit.  All payments of interest, principal and fees shall be made in immediately available funds, without counterclaim or set off and free and clear of, and without any deduction or withholding for, any taxes or other payments:  (a) by direct charge to an account of Borrower maintained with Lender (or the then holder of the Loan), or (b) by wire transfer to Lender, or (c) by check payable to Lender and delivered to Lender at 28 State Street, Boston, Massachusetts 02109, or (d) to such other bank or address as the holder of the Loan may designate in a written notice to Borrower.  Payments shall be credited on the Business Day on which immediately available funds are received prior to one o'clock P.M. Eastern Time; payments received after one o'clock P.M. Eastern Time shall be credited to the Loan on the next Business Day.  Payments which are by check, which Lender may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Lender, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank.

4.6.  Billings.  Lender may submit monthly billings reflecting payments due; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month.  Neither the failure of Lender to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower's payment obligations when due.

4.7.  Application of Payments.  All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (other than principal and interest), then to accrued interest, and thereafter to outstanding principal; provided, however, after the occurrence of any Default which is continuing or any Event of Default, payments will be applied to the Obligations of Borrower in such order and manner as Lender determines in its sole discretion.

4.8.  Default Rate.  Lender shall have the option of imposing, and Borrower shall pay upon billing therefor, an interest rate which is five percent (5%) per annum above the interest rate otherwise payable ("Default Rate"):  (a) while any monetary Default exists and is continuing, during that period between the due date and the date of payment; (b) following any Event of Default that is continuing, unless and until the Event of Default is waived by Lender; and (c) after Maturity.

4.9.  Late Charges.  Borrower shall pay, upon billing therefor, a "Late Charge" equal to five percent (5%) of the amount of any payment of principal, other than principal due at Maturity, interest, or both, which is not paid within ten (10) days of the due date thereof.  Late charges are:  (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Lender for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

4.10.  Voluntary Prepayment of the Libor Rate Loan.

(A)           When classified as a LIBOR Rate Loan, the Loan may be prepaid upon the terms and conditions set forth herein.  The Borrower acknowledges that additional obligations may be associated with any such prepayment under the terms and conditions of any applicable Hedging Contracts.  Borrower shall give the Lender, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the principal amount to be paid.  Each partial prepayment of the principal amount of the LIBOR Rate Loan shall be in an integral multiple of $10,000.00 and accompanied by the payment of all charges outstanding on the LIBOR Rate Loan (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

(B)           Upon any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by Lender, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Lender may sustain as a result of such default or payment.  The Borrower understands, agrees and acknowledges that: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Lender.  Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.

(C)           The foregoing LIBOR Breakage Fee shall be payable in respect of all prepayments of principal of a LIBOR Rate Loan whether voluntary or involuntary including, without limitation, prepayments made upon acceleration of the Loan, or application of insurance or eminent domain proceeds.

(D)           Once written notice of intention to prepay is given, the LIBOR Rate Loan shall become due and payable in full on the date specified in the notice of prepayment and the failure to so prepay the LIBOR Rate Loan on such date, together with any applicable LIBOR Rate Loan Prepayment Fee shall constitute an Event of Default.

(E)           If by reason of an Event of Default Lender elects to declare the LIBOR Rate Loan to be immediately due and payable, then any LIBOR Breakage Fee, with respect thereto shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

4.11. Indemnities. In addition to the LIBOR Breakage Fee, the Borrower agrees to reimburse the Lender (without duplication) for any increase in the cost to Lender, or reduction in the amount of any sum receivable by Lender, in respect, or as a result of:

(a)
any conversion or repayment or prepayment of the principal amount of the LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 4.10 or otherwise;

(b)
any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Lender) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of the LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 4.10 or otherwise;

Lender shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefore and the additional amount required fully to compensate Lender for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrower to Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.  The Borrower understands, agrees and acknowledges the following:  (i) Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of Libor Rate as a basis for calculating the rate of interest on the Libor Rate Loan, (ii) the Libor Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the Libor Rate as a reasonable and fair basis for calculating such rate, the LIBOR Breakage Fee, and other funding losses incurred by Lender.  Borrower further agrees to pay the Libor Rate Loan Prepayment Fee and other funding losses, if any, whether or not Lender elects to purchase, sell and/or match funds.

5.Certain Definitions and Provisions.

5.1.  "Account" means account # 1110419918 maintained by the Lender in the name of the Borrower.

5.2.  “Adjusted LIBOR Rate” means, relative to a LIBOR Rate Loan, a rate per annum determined by dividing (x) the LIBOR Rate for such Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

5.3.  "Business Day" means:

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

(b)  when such term is used to describe a day on which a payment or prepayment is to be made in respect of a LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c) when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

5.4.  “Dollars” means lawful money of the United States.

5.5.  "Funding Date" means the 12th day of February, 2010.

5.6.  "Hedging Contracts" means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Lender and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

5.7.  "Hedging Obligations" means, with respect to the Borrower, all liabilities of the Borrower to the Lender under Hedging Contracts.

5.8.  “Interest Payment Date” means the first Business Day of each LIBOR Interest Period or, in the case of Prime Rate Loans, on the first Business Day of each applicable quarter.

5.9.  “LIBOR Interest Period” means each three (3) calendar month period commencing on June 1, 2010;

provided, however, that

(a)
if the Borrower has or may incur Hedging Obligations with the Lender in connection with the Loan, the LIBOR Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;

(b)
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(c)	no LIBOR Interest Period may end later than the Maturity.

5.10.  "LIBOR Rate" means relative to any Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for a term coextensive with the Interest Period which the British Bankers' Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.  If the Lender cannot determine such offered rate by the British Bankers’ Association, the Lender may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

5.11.  "LIBOR Rate Loan" means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR Rate in the manner set forth herein.

5.12.  “LIBOR Rate Margin” means three and thirty-five one-hundredths percent (3.35%) per annum.

5.13.  "LIBOR Reserve Percentage" means, relative to any day of any LIBOR Interest Period for the LIBOR Rate Loan, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

5.14.  “Loan” means all amounts outstanding under this Note.

5.15.  “London Banking Day” means a day on which dealings in U.S. dollars deposits are transacted in the London interbank market.

5.16.  “Maturity” means the Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of the Loan Agreement, the Extended Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated by Lender upon an Event of Default.

5.17.  "Note" means this Promissory Note dated as of the 12th day of February, 2010 in the principal amount of $32,000,000 made payable by the Borrower to the order, and for the benefit, of the Lender.

5.18.  "Prime Rate" means the rate of interest announced by Lender in Boston, Massachusetts from time to time as its "Prime Rate."  The Borrower acknowledges that Lender may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

5.19.  "Prime Rate Loan" means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Prime Rate.

5.20.  "Principal Repayment Amount" means the regularly scheduled reductions in the outstanding principal of the Loan, to be made on each Interest Payment Date based on a twenty-five (25) year amortization in an amount shown on Schedule 1 attached to this Note.

5.21.  “Stub Period” means the period beginning on (and including) the Funding Date and ending on (but excluding) March 1, 2010 (the "Stub Period").  The Stub Period shall be a Prime Rate Loan.

6.Additional Provisions.

6.1.  Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by Lender, or the person controlling Lender, and Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by Lender is reduced to a level below that which Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by Lender to Borrower, which notice shall include a calculation of the payment required, the Borrower shall pay directly to Lender, within fifteen (15) days following Lender’s notice, additional amounts sufficient to compensate Lender or such controlling person for such reduction in rate of return.  A statement of Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

6.2.  Increased Costs.  If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)
shall subject the Lender to any tax, duty or other charge with respect to the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the LIBOR Rate Loan or any other amounts due under this agreement in respect of the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender's principal executive office is located); or

(b)
shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this Note with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

6.3.  LIBOR Rate Lending Unlawful.  If the Lender shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR Rate Loan, then any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law and assertion.

6.4.  Unavailability of LIBOR Rate.  In the event that Borrower shall have requested a LIBOR Rate Loan in accordance with Section 4 and Lender, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Lender’s cost of funding loans; upon notice from the Lender to the Borrower, the obligations of the Lender under Section 4 to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, then, upon notice from the Lender to the Borrower, the LIBOR Rate Loan shall automatically convert to a Prime Rate Loan. During any such suspension, the Loan shall be classified as a Prime Rate Loan.

6.5.  Taxes.  All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a)           pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)           promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(c)           pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

7.Acceleration; Event of Default.

At the option of the holder, this Note and the indebtedness evidenced hereby shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default, or other indulgence, upon the occurrence at any time of an "Event of Default" under the Loan Agreement or any other Loan Document which is continuing, or an event which pursuant to any express provision of the Loan Agreement, or of any other Loan Document, gives Lender the right to accelerate the Loan.

8.Certain Waivers, Consents and Agreements.

Each and every party liable hereon or for the indebtedness evidenced hereby whether as maker, endorser, guarantor, surety or otherwise hereby:  (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder or for the indebtedness evidenced hereby; (c) agrees to any substitution, exchange, release, surrender or other delivery of any security or collateral now or hereafter held hereunder or in connection with the Loan Agreement, or any of the other Loan Documents, and to the addition or release of any other party or person primarily or secondarily liable; (d) agrees that if any security or collateral given to secure this Note or the indebtedness evidenced hereby or to secure any of the obligations set forth or referred to in the Loan Agreement, or any of the other Loan Documents, shall be found to be unenforceable in full or to any extent, or if Lender or any other party shall fail to duly perfect or protect such collateral, the same shall not relieve or release any party liable hereon or thereon nor vitiate any other security or collateral given for any obligations evidenced hereby or thereby; (e) agrees to pay all reasonable out-of-pocket costs and expenses incurred by Lender or any other holder of this Note in connection with the indebtedness evidenced hereby, including, without limitation, all attorneys' fees and costs, for the implementation of the Loan, the collection of the indebtedness evidenced hereby and the enforcement of rights and remedies hereunder or under the other Loan Documents, whether or not suit is instituted; and (f) consents to all of the terms and conditions contained in this Note, the Loan Agreement, the Mortgage, the Assignment of Leases and Rents, and all other instruments now or hereafter executed evidencing or governing all or any portion of the security or collateral for this Note and for such Loan Agreement, or any one or more of the other Loan Documents.

9.Delay Not A Bar.

No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any agreement or instrument which is given or may be given to secure the indebtedness evidenced hereby or by the Loan Agreement, or any other agreement now or hereafter executed in connection herewith or therewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.

10.Severability.

If any term, provision, covenant, or condition of this Note, or the application thereof to any person or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants, and conditions of this Note, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenant and conditions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Note will not substantially impair the respective expectations of the parties or the practical realization of the benefits that would otherwise be enforced upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

11.Compliance With Usury Laws.

All agreements between Borrower [, each Guarantor] and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents or the Security Documents at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between Borrower [, the Guarantor] and Lender.

12.Use of Proceeds.

All proceeds of the Loan shall be used solely for the purposes more particularly provided for and limited by the Loan Agreement.

13.Security.

This Note is secured by a Mortgage and Security Agreement, a Collateral Assignment of Leases and Rents to be recorded at the Middlesex County (South) Registry of Deeds, and which relate to property (“Property”) located at 40 Edwin Land Boulevard, Cambridge, Massachusetts, and are more particularly described in the Mortgage and is further secured by other collateral as set forth in the Loan Agreement.

14.Notices.

Any notices given with respect to this Note shall be given in the manner provided for in the Loan Agreement.

15.Governing Law and Consent to Jurisdiction.

15.1.  Substantial Relationship.  It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in the Commonwealth of Massachusetts, which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

15.2.  Place of Delivery.  Borrower agrees to furnish to Lender at Lender's office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

15.3.  Governing Law.  This Note [,except as otherwise provided in Section 15.4,] and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

15.4.  Consent to Jurisdiction.  Borrower hereby consents to personal jurisdiction in any state or Federal court located within the Commonwealth of Massachusetts.  BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT.  BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

16.Waiver of Jury Trial.

BORROWER AND LENDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT TO ANY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

17.No Oral Change.

This Note and the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought.  In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Note or any of the other Loan Documents.

18.Rights of the Holder.

This Note and the rights and remedies provided for herein may be enforced by Lender or any subsequent holder hereof.  Wherever the context permits each reference to the term "holder" herein shall mean and refer to Lender or the then subsequent holder of this Note.

19.Right to Pledge to Federal Reserve.

Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

20.General Rights of Assignment and Participation.

Lender shall have the unrestricted right at any time or from time to time, and without Borrower’s or any Guarantor’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, as “Assignee”), and Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing.  In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment and the payment by Assignee of the purchase price agreed to by Lender, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.  Lender may furnish any information concerning Borrower, Guarantor or the Property in its possession from time to time to prospective Assignees, provided that Lender require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower [or any Guarantor], to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in [Lender’s obligation to lend hereunder and/or] any or all of the loans held by Lender hereunder.  In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder.  Lender may furnish any information concerning Borrower, Guarantor or the Property in its possession from time to time to prospective Participants, provided that Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

21.Replacement Note.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

22.Setoff.

Borrower hereby grants to Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Lender, whether now existing of hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Citizens Financial Group, Inc. and its successors and assigns, or in transit to any of them.  At any time, without demand or notice (any such requirement for notice being knowingly voluntarily and irrevocably waived by Borrower), Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date set forth above as a sealed instrument at Boston, Massachusetts.

Witness:                         BORROWER:

 /s/ Norman C. Spector                                                        /s/ Peter J. Sonnabend
Peter J. Sonnabend, as Trustee of Charterhouse of Cambridge Trust, and not individually

 /s/ Norman C. Spector                                                        /s/ Boy A.J. van Riel
Boy A. J. van Riel, as Trustee of Charterhouse of Cambridge Trust, and not individually

SONESTA OF MASSACHUSETTS, INCORPORATED

 /s/ Norman C. Spector                                                        By: /s/ Peter J. Sonnabend
Peter J. Sonnabend
Its  Vice President
Hereunto duly authorized

Schedule 1

SCHEDULE OF PRINCIPAL REPAYMENT AMOUNTS

                                    10-Feb-10

		CBD17350
Start Date	End Date	Balance	Amort
1-Mar-10	1-Jun-10	32,000,000
1-Jun-10	1-Sep-10	31,865,899	(134,101)
1-Sep-10	1-Dec-10	31,731,798	(134,101)
1-Dec-10	1-Mar-11	31,597,697	(134,101)
1-Mar-11	1-Jun-11	31,463,596	(134,101)
1-Jun-11	1-Sep-11	31,320,656	(142,940)
1-Sep-11	1-Dec-11	31,177,716	(142,940)
1-Dec-11	1-Mar-12	31,034,776	(142,940)
1-Mar-12	1-Jun-12	30,891,836	(142,940)
1-Jun-12	4-Sep-12	30,739,475	(152,361)
4-Sep-12	3-Dec-12	30,587,114	(152,361)
3-Dec-12	1-Mar-13	30,434,753	(152,361)
1-Mar-13	3-Jun-13	30,282,392	(152,361)
3-Jun-13	3-Sep-13	30,119,988	(162,404)
3-Sep-13	2-Dec-13	29,957,584	(162,404)
2-Dec-13	3-Mar-14	29,795,180	(162,404)
3-Mar-14	2-Jun-14	29,632,776	(162,404)
2-Jun-14	2-Sep-14	29,459,668	(173,108)
2-Sep-14	1-Dec-14	29,286,560	(173,108)
1-Dec-14	2-Mar-15	29,113,452	(173,108)